Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2015 Operating Results
First Quarter Highlights

•	Net loss from continuing operations of $85 thousand, or $0.00 per share

•	SBA Group terminated as part of strategic realignment of SBA lending

•	Excluding the contribution of the departed SBA Group, pre-tax income from continuing operations was $490 thousand, an increase of $224 thousand over prior quarter

•	Total loan commitments of $73.6 million and loan fundings of $36.7 million, including 34 new relationships

•	Commercial loans increased by 3.6% during the quarter, representing annualized growth of 14.4%

•	Core deposits increased to 65% of total deposits

•	Continued improvement in credit quality resulted in no provision for loan and lease losses

COSTA MESA, Calif., April 24, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months ended March 31, 2015.
For the first quarter of 2015, the Company reported a net loss of $85 thousand, or $0.00 per share. This compares with net income of $287 thousand, or $0.01 per share, in the fourth quarter of 2014, and net income of $451 thousand, or $0.02 per share, in the first quarter of 2014. The decrease in earnings as compared to the fourth quarter of 2014 is primarily attributable to no net gains on sale of small business administration (“SBA”) loans and a decrease in our net interest income as a result of lower loan yield for the first quarter of 2015, partially offset by a decrease in our noninterest expense for the same period.
During the first quarter of 2015, the Company made the strategic decision to discontinue its business of funding broker-originated SBA loans. The Bank employed a group, originally hired in May 2012, to focus on originating loans through the SBA 504 and 7(a) lending programs (“SBA Group”). The SBA Group sourced loans through broker relationships, which generally did not result in the Bank having the borrower's full banking relationship. We concluded that the transactional nature of the business model in the SBA Group was not in line with our strategy of transitioning to a relationship-oriented commercial banking model. As a result of this decision, we terminated the 15 employees within the SBA Group and we incurred total personnel expense including severance pay of $611 thousand, which is recorded within noninterest expense for the three months ended March 31, 2015 and will be nonrecurring. We do not expect any additional expenses to be incurred as a result of this decision. The Bank continues to be in good standing with the SBA as a Preferred Lender and we will continue to originate 7(a) and SBA 504 loans through our core relationship banking strategy. We intend to sell the guaranteed portion of the 7(a) loans in the secondary market from time to time.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “During the first quarter, we saw a continuation of our strong commercial loan production, which resulted in annualized growth of 14.4% in this portfolio. We are continuing to gain traction with our asset-based lending, which added $15.3 million of new commitments during the first quarter. The total growth in our portfolio was impacted by a higher-than-usual level of payoffs, as we chose not to renew a number of legacy investor-owned commercial real estate (CRE) credits that were taken out by other banks at low, long-term fixed rates. We intend to continue managing other legacy CRE loans out of the Bank, but we have a strong pipeline of commercial lending

Exhibit 99.1

opportunities that we believe will enable us to generate a higher level of overall growth in the loan portfolio over the remainder of 2015.
“When the costs associated with disbanding our SBA Group are excluded, we saw improvement in our core earnings power during the first quarter. Going forward, we expect to see growth in net interest income resulting from higher loan balances, increasing non-interest income as we resume selling our SBA loan production, higher levels of efficiency, and lower credit costs. We are optimistic that the positive trends in these areas will result in a steady improvement in our overall level of profitability over the remainder of the year,” said Mr. Buster.

Results of Operations
The following table shows our operating results for the three months ended March 31, 2015, as compared to the three months ended December 31, 2014 and the three months ended March 31, 2014. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	($ in thousands)
Total interest income	$9,471	$10,205	$9,287
Total interest expense	1,322	1,524	1,443
Net interest income	8,149	8,681	7,844
Provision for loan and lease losses	—	—	450
Total noninterest income	882	1,391	1,294
Total noninterest expense	9,116	9,735	9,421
Income tax benefit	—	(608)	—
Net income (loss) from continuing operations	(85)	945	(733)
Net income (loss) from discontinued operations	—	(658)	1,184
Net income (loss)	$(85)	$287	$451
Net Interest Income
Q1 2015 vs Q4 2014. Net interest income decreased $532 thousand, or 6.1%, for the three months ended March 31, 2015 as compared to the three months ended December 31, 2014, primarily as a result of:

•
A decrease in interest income of $734 thousand, or 7.2%, primarily attributable to a decrease in the yield on loans during the three months ended March 31, 2015 as compared to the three months ended December 31, 2014, and a slightly lower average loan balance over the same period; partially offset by

•
A decrease in interest expense of $202 thousand, or 13.3%, due to an interest accrual during the fourth quarter of 2014 related to our junior subordinated debentures and a decrease in the volume of certificates of deposit in the three months ended March 31, 2015 as compared to the three months ended December 31, 2014, partially offset by an increase in the rates of interest paid on our savings and money market accounts in the three months ended March 31, 2015 as compared to the three months ended December 31, 2014.

Our net interest margin decreased to 3.24% for the three months ended March 31, 2015 from 3.26% for the three months ended December 31, 2014, primarily attributable to a decrease in our yield on loans to 4.42% for the three months ended March 31, 2015 from 4.65% for the three months ended December 31, 2014, partially offset by a decrease in our cost of funds to 0.76% for the three months ended March 31, 2015 from 0.83% for the three months ended December 31, 2014.
The decrease in our loan yield from the three months ended December 31, 2014 to the three months ended March 31, 2015 is due to a $14.4 million loan relationship moving from nonaccrual cash basis of accounting to full nonaccrual basis of accounting.
Q1 2015 vs Q1 2014. Net interest income increased $305 thousand, or 3.9%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, primarily as a result of:

•
An increase in interest income of $184 thousand, or 2.0%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 partially offset by a decrease in the yield on loans over the same period; and

•
A decrease in interest expense of $121 thousand, or 8.4%, as a result of a decrease in the volume of certificates of deposit in the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our Federal Home Loan Bank borrowings over the same period, partially offset by an increase in the rates of interest paid on our savings and money market accounts.

Provision for Loan and Lease Losses
Q1 2015 vs Q4 2014. The provision for loan and lease losses remained flat for the three months ended March 31, 2015 as compared to the three months ended December 31, 2014, as a result of no loan provision recorded during the three months ended March 31, 2015 or December 31, 2014. There was no provision for loan and lease losses during the three months ended March 31, 2015 as loan growth was minimal during the period and, with the exception of a previously identified problem loan relationship, asset quality continued to improve. No provision was recorded for the three months ended December 31, 2014 as a result of a significant loan recovery during the three months ended December 31, 2014 that offset the growth in our loan portfolio and nominally improved asset quality. For the three months ended December 31, 2014, we had net recoveries of $663 thousand. We had net charge-offs of $1.2 million for the three months ended March 31, 2015.
Q1 2015 vs Q1 2014. The provision for loan and lease losses decreased $450 thousand, or 100.0%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, primarily as a result of improving asset quality evidenced by declining loan delinquencies, lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
Noninterest Income
Q1 2015 vs Q4 2014. Noninterest income decreased $509 thousand, or 36.6%, for the three months March 31, 2015 as compared to the three months ended December 31, 2014, primarily as a result of a $657 thousand decrease in net gain on sale of SBA loans partially offset by a $200 thousand recovery during the first quarter of 2015 on a charged off loan in excess of the amount previously charged off against the allowance for loan and lease losses.
Q1 2015 vs Q1 2014. Noninterest income decreased by $412 thousand for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 primarily as a result of a $686 thousand decrease in net gain on sale of SBA loans partially offset by a $200 thousand recovery during the first quarter of 2015 on a charged off loan in excess of the amount previously charged off against the allowance for loan and lease losses.
Noninterest Expense
Q1 2015 vs Q4 2014. Noninterest expense decreased $619 thousand, or 6.4%, for the three months ended March 31, 2015 as compared to the three months ended December 31, 2014, primarily as a result of:

•
A decrease of $95 thousand in salaries and employee benefits primarily related to a decrease in our incentive compensation accrual during the first quarter of 2015 and a refund on our workers compensation policy received during the quarter, partially offset by the personnel expense, including severance pay, related to the termination of the SBA Group;

•	A decrease of $129 thousand in professional fees primarily attributable to a decrease in our legal expenses and the recapture of fees related to a legal settlement;

•	A decrease of $168 thousand in loan-related expenses as a result of decreased activity related to SBA loans; and

•
A decrease of $200 thousand in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) as a result of lower carrying costs and other expenses related to OREO during the three months ended March 31, 2015 as compared to the three months ended December 31, 2014; partially offset by

•	An increase of $370 thousand in business development as a result of a reclassification of business development expense to other noninterest expense during the fourth quarter of 2014.

Q1 2015 vs Q1 2014. Noninterest expense decreased $305 thousand, or 3.2%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014, primarily as a result of:

•
A decrease of $759 thousand in OREO expenses as a result of lower carrying costs and other expenses related to OREO during the three months ended March 31, 2015 as compared to the same period in 2014; partially offset by

•
An increase of $304 thousand in salaries and employee benefits as a result of the personnel expense, including severance pay, related to the termination of the SBA Group partially offset by a refund on our workers compensation policy received during the first quarter of 2015.

Income tax provision (benefit)
For the three months ended March 31, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the first quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of March 31, 2015. We had a $608 thousand income tax benefit in the fourth quarter of 2014 as a result of an intraperiod tax allocation where the benefit of the income tax provision that was recorded in discontinued operations and other comprehensive income created a tax benefit in continuing operations. On a net basis, we recorded no income tax provision for the fourth quarter of 2014 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of December 31, 2014. We had no income tax benefit for the three months ended March 31, 2014 as a result of the positive and negative evidence that management evaluated. As a result of some of the positive evidence evaluated, management determined that no increase in the valuation allowance was needed in the first quarter of 2014.
Discontinued operations
For the three months ended March 31, 2015, we had no income or loss related to our discontinued operations, as compared to a net loss from discontinued operations of $658 thousand for the three months ended December 31, 2014 and net income of $1.2 million for the three months ended March 31, 2014. We had no income from discontinued operations for the three months ended March 31, 2015 as a result of the final wind down of the mortgage business in 2014. The net loss from discontinued operations for the three months ended December 31, 2014 was primarily attributable to the income tax provision allocated to discontinued operations for the year partially offset by the recapture of a portion of our expenses related to the mortgage business. The net income from discontinued operations for the three months ended March 31, 2014 primarily related to an increase in the fair value of our mortgage servicing rights portfolio, that was subsequently sold during the second quarter of 2014.
Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2015 gross loans totaled approximately $840.3 million, which represented an increase of $2.3 million, or 0.3%, from gross loans outstanding at December 31, 2014. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2015 and December 31, 2014.

	March 31, 2015		December 31, 2014
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	312,613	37.2%	301,746	36.0%
Commercial real estate loans - owner occupied	211,654	25.2%	212,515	25.4%
Commercial real estate loans - all other	150,416	17.9%	146,676	17.5%
Residential mortgage loans - multi-family	82,674	9.8%	95,276	11.4%
Residential mortgage loans - single family	64,748	7.7%	64,326	7.7%
Land development loans	4,596	0.5%	7,745	0.9%
Consumer loans	13,598	1.6%	9,687	1.2%
Gross loans	840,299	100.0%	837,971	100.0%
Deposits

	March 31, 2015	December 31, 2014
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$237,932	$237,491
Interest-bearing checking accounts	36,758	39,123
Money market and savings deposits	298,820	278,973
Certificates of deposit	312,473	360,722
Totals	$885,983	$916,309
The decrease in our total deposits from December 31, 2014 to March 31, 2015 is primarily attributable to a decrease of $48.2 million in our certificates of deposit and a decrease of $1.9 million in demand deposits partially offset by an increase of $19.8 million in money market and savings deposits. The decrease in certificates of deposit from December 31, 2014 to March 31, 2015 was primarily the result of our decision to increase our core deposit base and decrease our loan-to-deposit ratio. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 65%, and higher priced time deposits decreased to 35%, of total deposits at March 31, 2015, as compared to 61% and 39% of total deposits, respectively, at December 31, 2014.
Asset Quality
Nonperforming Assets

	2015	2014
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Total non-performing loans	$22,403	$24,053	$24,694	$11,645	$8,036
Other real estate owned	1,872	1,592	3,461	16,072	15,784
Other non-performing assets	—	—	—	—	1,619
Total non-performing assets	$24,275	$25,645	$28,155	$27,717	$25,439
90-day past due loans	$733	$2,766	$3,028	$4,309	$2,383
Total classified assets	$36,950	$43,837	$51,636	$58,202	$65,814
Allowance for loan and lease losses	$12,639	$13,833	$13,170	$12,580	$11,940
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.50%	1.65%	1.61%	1.56%	1.53%
Allowance for loan and lease losses /total assets	1.19%	1.26%	1.23%	1.24%	1.13%
Ratio of allowance for loan and lease losses to nonperforming loans	56.42%	57.51%	53.33%	108.03%	148.58%
Ratio of nonperforming assets to total assets	2.29%	2.33%	2.63%	2.74%	2.41%
Net quarterly charge-offs to gross loans	0.14%	(0.08)%	(0.02)%	—%	(0.02)%
Nonperforming assets at March 31, 2015 decreased $1.4 million from December 31, 2014 as a result of a $1.7 million decrease in non-performing loans and an increase of $280 thousand in OREO in the first quarter of 2015. OREO increased to $1.9 million at March 31, 2015 from $1.6 million at December 31, 2014, which was primarily due to the foreclosure of vacant land during the quarter. The Bank plans to sell the property acquired in the first quarter of 2015 to PMAR during the second quarter of 2015. At March 31, 2015, the Bank had one OREO property for $280 thousand and the remainder of the balance was held at PMAR.
Allowance for loan and lease losses

	2015	2014
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$13,833	$13,170	$12,580	$11,940	$11,358
Charge offs	(1,472)	(248)	(27)	(168)	(210)
Recoveries	278	911	167	208	342
Provision	—	—	450	600	450
Balance at end of quarter	$12,639	$13,833	$13,170	$12,580	$11,940
At March 31, 2015, the allowance for loan and lease losses (“ALLL”) totaled $12.6 million, which was approximately $1.2 million less than at December 31, 2014 and $699 thousand more than at March 31, 2014. The ALLL activity during the three months ended March 31, 2015 included net charge-offs of $1.2 million after recoveries of approximately $300 thousand. There was no provision for loan and lease losses as loan growth was minimal during the period and, with the exception of a previously identified loan relationship, asset quality continued to improve. Based on our analysis, no provision for loan and lease losses was required. The ratio of the ALLL-to-total loans outstanding as of March 31, 2015 was 1.50% as compared to 1.65% and 1.54% as of December 31, 2014 and March 31, 2014, respectively.
Capital Resources
At March 31, 2015, we had total regulatory capital on a consolidated basis of approximately $128.4 million, and the Bank had total regulatory capital of approximately $126.5 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.6% and, as a result, the

Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2015, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At March 31, 2015		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$128,413	14.8%	N/A	N/A
Bank	126,518	14.6%	$86,473	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$102,082	11.7%	N/A	N/A
Bank	115,655	13.4%	$56,207	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$117,550	13.5%	N/A	N/A
Bank	115,655	13.4%	$69,178	At least 8.0
Tier 1 Capital to Average Assets:
Company	$117,550	11.2%	N/A	N/A
Bank	115,655	11.1%	$51,905	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 that we intend to file with the SEC during the second quarter of 2015, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014	Mar '15 vs Dec '14 % Change	Mar '15 vs Mar '14 % Change
Total interest income	9,471	10,205	9,287	(7.2)%	2.0%
Total interest expense	1,322	1,524	1,443	(13.3)%	(8.4)%
Net interest income	8,149	8,681	7,844	(6.1)%	3.9%
Provision for loan and lease losses	—	—	450	—%	(100.0)%
Net interest income after provision for loan losses	8,149	8,681	7,394	(6.1)%	10.2%
Non-interest income:
Service fees on deposits and other banking services	212	263	208	(19.4)%	1.9%
Net gain on sale of small business administration loans	—	657	686	(100.0)%	(100.0)%
Other non-interest income	670	471	400	42.3%	67.5%
Total non-interest income	882	1,391	1,294	(36.6)%	(31.8)%
Non-interest expense:
Salaries & employee benefits	5,908	6,003	5,604	(1.6)%	5.4%
Occupancy and equipment	1,053	1,066	958	(1.2)%	9.9%
Professional Fees	628	757	574	(17.0)%	9.4%
OREO expenses	102	302	861	(66.2)%	(88.2)%
FDIC Expense	352	347	293	1.4%	20.1%
Other non-interest expense	1,073	1,260	1,131	(14.8)%	(5.1)%
Total non-interest expense	9,116	9,735	9,421	(6.4)%	(3.2)%
Income (loss) from continuing operations before income taxes	(85)	337	(733)	(125.2)%	(88.4)%
Income tax expense	—	(608)	—	(100.0)%	—%
Net income (loss) from continuing operations	(85)	945	(733)	(109.0)%	(88.4)%
Discontinued Operations
Income (loss) from discontinued operations before income taxes	—	53	1,184	(100.0)%	(100.0)%
Income tax benefit	—	711	—	(100.0)%	—%
Net income (loss) from discontinued operations	—	(658)	1,184	(100.0)%	(100.0)%
Net income (loss)	(85)	287	451	(129.6)%	(118.8)%
Accumulated undeclared dividends on preferred stock	(309)	(251)	(296)	23.1%	4.4%
Net income (loss) allocable to common shareholders	(394)	36	155	(1,194.4)%	(354.2)%
Basic income (loss) per common share:
Net income (loss) from continuing operations	$(0.02)	$0.01	$(0.05)	(300.0)%	(60.0)%
Net income (loss) available to common shareholders	$(0.02)	$0.01	$0.01	(300.0)%	(300.0)%
Diluted income (loss) per common share:
Net income (loss) from continuing operations	$(0.02)	$0.01	$(0.05)	(300.0)%	(60.0)%
Net income (loss) available to common shareholders	$(0.02)	$0.01	$0.01	(300.0)%	(300.0)%
Weighted average number of common shares outstanding:
Basic	19,617	19,439	19,146	0.9%	2.5%
Diluted	19,617	19,599	19,146	0.1%	2.5%
Ratios from continuing operations(1):
Return on average assets	(0.03)%	0.35%	(0.29)%
Return on average equity	(0.29)%	3.15%	(2.58)%
Efficiency ratio	100.94%	96.65%	103.10%
____________________

(1)	Ratios and net interest margin for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2015	December 31, 2014	Increase/ (Decrease)

Cash and due from banks	$19,601	$9,997	96.1%
Interest bearing deposits with financial institutions(1)	118,138	167,138	(29.3)%
Interest bearing time deposits	4,668	4,668	—%
Investment securities (including stock)	67,105	69,063	(2.8)%
Loans (net of allowances of $12,639 and $13,833, respectively)	827,754	824,197	0.4%
Other real estate owned	1,872	1,592	17.6%
Net deferred tax assets	5,933	5,933	—%
Other assets	15,118	17,022	(11.2)%
Total Assets	$1,060,189	$1,099,610	(3.6)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$237,932	$237,491	0.2%
Interest bearing deposits
Interest checking	36,758	39,123	(6.0)%
Savings/money market	298,820	278,973	7.1%
Certificates of deposit	312,473	360,722	(13.4)%
Total interest bearing deposits	648,051	678,818	(4.5)%
Total deposits	885,983	916,309	(3.3)%
Other borrowings	30,000	39,500	(24.1)%
Other liabilities	5,872	6,993	(16.0)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	939,382	980,329	(4.2)%
Shareholders’ equity	120,807	119,281	1.3%
Total Liabilities and Shareholders’ Equity	$1,060,189	$1,099,610	(3.6)%
Tangible book value per share	$5.49	$5.47	0.4%
Tangible book value per share, as adjusted(2)	$5.53	$5.50	0.5%
Shares outstanding	$19,756,812	$19,462,561	1.5%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$125,499	$79	0.26%	$156,954	$96	0.24%	$122,321	$77	0.26%
Securities available for sale and stock(2)	68,312	373	2.21%	69,546	396	2.26%	73,736	417	2.29%
Loans(3)	827,471	9,019	4.42%	829,039	9,713	4.65%	779,165	8,793	4.58%
Total interest-earning assets	1,021,282	9,471	3.76%	1,055,539	10,205	3.84%	975,222	9,287	3.86%
Interest-bearing liabilities:
Interest-bearing checking accounts	$39,249	$24	0.25%	$38,990	$25	0.25%	$33,898	$24	0.29%
Money market and savings accounts	289,479	405	0.57%	212,870	228	0.42%	163,034	130	0.32%
Certificates of deposit	316,487	696	0.89%	416,059	985	0.94%	425,620	1,031	0.98%
Other borrowings	39,089	72	0.75%	39,935	75	0.75%	69,315	151	0.88%
Junior subordinated debentures	17,527	125	2.89%	17,527	211	4.78%	17,527	107	2.48%
Total interest bearing liabilities	701,831	1,322	0.76%	725,381	1,524	0.83%	709,394	1,443	0.82%
Net interest income		$8,149			$8,681			7,844
Net interest income/spread			3.00%			3.01%			3.04%
Net interest margin			3.24%			3.26%			3.26%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

RECONCILIATION OF PRE-TAX NET INCOME FROM CONTINUING OPERATIONS EXCLUDING SBA GROUP
TO PRE-TAX NET INCOME FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income (loss) from continuing operations before income taxes, excluding SBA Group	490	266	(845)
SBA Group:
Non-interest income	94	698	688
Non-interest expense	(669)	(627)	(576)
Total SBA Group (expense) income	(575)	71	112
Net (loss) income from continuing operations before income taxes	(85)	337	(733)
Net income (loss) from continuing operations before income taxes, excluding SBA Group is a financial measure that is not defined in accordance with U.S. generally accepted accounting principles (“Non-GAAP financial measure”). We present this measure to provide investors with additional information that excludes amounts that are not indicative of our ongoing operating results. Specifically, we have excluded amounts associated with the discontinuation of the SBA Group, a group originally hired in May 2012 to focus on originating loans through the SBA 504 and 7(a) lending program. We consider this non-GAAP financial measure useful to investors to facilitate the forecasting of our operating results for future periods and, in the future, to allow for the comparison of our results to historical periods. A limitation of this non-GAAP financial measure is that it does not include all items that impact our net income (loss) from continuing operations before income taxes. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income (loss) from continuing operations before income taxes.